Exhibit 99.1

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

Allegheny Technologies Announces Proposed Senior Notes Offering

PITTSBURGH, Pennsylvania – September 8, 2021 — Allegheny Technologies Incorporated (NYSE:ATI) announced today its intention to offer, subject to market and other conditions, a series of eight-year senior notes and a series of ten-year senior notes (collectively, the “Notes”).

ATI intends to use a portion of the net proceeds to fund the redemption of all of ATI’s outstanding 5.875% Senior Notes due 2023 (the “2023 Notes”), of which $500.0 million aggregate principal amount is outstanding, in accordance with the terms of the indenture governing the 2023 Notes. Any remaining net proceeds will be used for general corporate purposes, including to support a voluntary $50 million defined benefit pension plan contribution during the third quarter of 2021 intended to improve the funded status of the plan.

BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Goldman Sachs & Co. LLC are acting as the joint book-running managers for the offering.

The offering of the Notes is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from BofA Securities, Inc., 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, telephone: 1-800-294-1322, email: dg.prospectus_requests@bofa.com or from the SEC website at www.sec.gov.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is not a notice of redemption with respect to the 2023 Notes.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals and changes in international trade duties and other aspects of international trade policy; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) the risks of business and economic disruption related to the currently ongoing COVID-19 pandemic and other health epidemics or outbreaks that may arise and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science

ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day.

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